Exhibit 4.1

APPENDIX I

2005 STOCK AWARD PLAN

1.	Purpose of the Plan.

        The purpose of this 2005 Stock Award Plan (the "Plan") is to advance the interests of the Company and its stockholders by providing a means (a) to attract, retain, and reward officers, other employees, and persons who provide services to the Company and its subsidiaries, (b) to link compensation to measures of the Company's performance in order to provide additional incentives, including stock-based incentives and cash-based annual incentives, to such persons for the creation of stockholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company's stockholders. The Plan is intended to qualify certain compensation awarded under the Plan as "performance-based" compensation under Code Section 162(m) to the extent deemed appropriate by the Committee which administers the Plan.

2.	Administration.

2.1

Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(a)	to select persons to whom Awards may be granted;

(b)	to determine the type or types of Awards to be granted to each Participant;

(c)

to determine the number of Awards to be granted, the number of Shares to which an Award will relate, all other terms and conditions of any Award granted under the Plan (including, but not limited to, any grant price, or purchase price, any restriction or condition, any schedule or performance conditions for the lapse of restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(d)

to determine whether, to what extent, and under what circumstances an Award may be settled, or the grant or purchase price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(e)

to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Participant;

(f)	to prescribe the form of each Award agreement, which need not be identical for each Participant;

(g)	to adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(h)

to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award agreement, or other instrument hereunder; and

(i)	to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

2.2

Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, subsidiaries of the Company, Participants, any person claiming any rights under the Plan from or through any Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

        At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as "performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Company may be taken either by such a subcommittee or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan.

        The Committee may delegate to officers or managers of the Company or any subsidiary of the Company the authority, subject to such terms as the Committee shall determine, to perform functions designated by the Committee, to the extent that such delegation is permitted under Section 157 of the Delaware General Corporation Law and other applicable laws. Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, in order to ensure that transactions under the Plan are exempt under Rule 16b-3 or for any other reason; provided, however, that authority specifically reserved to the Board under the terms of the Plan, the Company's Certificate of Incorporation or By-Laws, or applicable law shall be exercised by the Board and not by the Committee.

2.3

Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any subsidiary, the Company's independent registered public accounting firm, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

3.	Eligibility.

        Persons who are eligible to be granted Awards under the Plan include (i) any executive officer, other officer, director or employee of the Company or any subsidiary, including any such person who may also be a director of the Company, (ii) any consultant or other person who provides substantial personal services to the Company or any subsidiary and who qualifies as an "employee" as defined in the general instructions to Form S-8 under the Securities Act, and (iii) any person who has agreed to become an executive officer, officer, director or employee of the Company or a subsidiary provided that no such person may receive any payment or exercise any right relating to an Award until such person has commenced employment.

4.	Limitation on Shares Available for Awards; Per-Person Limitations; Adjustments.

4.1	Aggregate Number of Shares Available for Awards.

(a)

Shares Reserved for Awards. Subject to adjustment as provided in Section 4.3, a total of 100,000 Shares are hereby reserved for Awards under the Plan. For purposes of this Section 4.1, Shares subject to an Award under the Plan that are canceled, expired, forfeited, settled in cash, or otherwise terminated without a delivery of Shares to the Participant (or a Beneficiary), including the number of Shares withheld or surrendered in payment of any grant or purchase price of an Award or taxes relating to an Award, will become available again for Awards under this Section 4.1(a).

(b)

Type of Shares Deliverable. The Shares delivered in connection with Awards may consist, in whole or in part, of (i) authorized and unissued Shares or (ii) previously issued Shares reacquired by the Company, including Shares purchased in the open market ("Treasury Shares").

4.2

Annual Per-Person Limitations. In each calendar year during any part of which the Plan is in effect, a Participant may be granted Awards under Section 5 (including Performance Awards under Section 7 based on Awards authorized under Section 5) relating to up to his or her Annual Limit. A Participant's Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal 50,000 Shares.

4.3

Adjustments. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares, repurchase, liquidation, dissolution or other corporate exchange, any large, special and non-recurring dividend or distribution to stockholders, or other similar corporate transaction, the Committee may make such substitution or adjustment, if any, as it deems to be equitable and in order to preserve, without enlarging, the rights of Participants, as to (i) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, including the fixed number of shares reserved under Section 4.1(a), (ii) the number and kind of Shares by which annual per-person Award limitations are measured under Section 4.2, (iii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, and (iv) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash, other Awards or other property in respect of any outstanding Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and the performance goals relating thereto) in recognition of unusual or nonrecurring events (including events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Performance Awards granted under Section 7 hereof to Participants designated by the Committee as Covered Employees and intended to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder otherwise to fail to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder.

5.	Specific Terms of Awards.

5.1

General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award, at the date of grant or thereafter (subject to Section 8.5), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant or upon the occurrence of other events. The Committee may require payment of consideration in connection with any Award, including for purposes of complying with requirements of the Delaware General Corporation Law.

5.2

Bonus Stock. The Committee is authorized to grant Shares as a bonus ("Bonus Stock"), or to grant Shares or other Awards in lieu of Company obligations to pay cash or grant other awards under other plans or compensatory arrangements. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

5.3

Restricted Stock. The Committee is authorized to grant Awards, in the form of Shares issued at or shortly after grant of the Award subject to restrictions ("Restricted Stock"), to Participants on the following terms and conditions:

(a)

Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise as the Committee may determine. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder including the right to vote Restricted Stock or the right to receive dividends thereon.

(b)

Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part in the event of terminations resulting from specified causes.

(c)

Certificates for Shares. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, the Company shall retain physical possession of the certificate, and the Participant shall have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(d)

Dividends and Distributions. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. The dates and terms upon which such reinvestment or purchases occur shall be within the discretion of the Committee. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property has been distributed.

5.4

Deferred Stock. The Committee is authorized to grant Awards in the form of Shares to be delivered at a specified future date ("Deferred Stock") to Participants, subject to the following terms and conditions:

(a)

Award and Restrictions. Issuance of Shares will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, under such circumstances, in such installments, or otherwise as the Committee may determine.

(b)

Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such risk of forfeiture shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part in the event of terminations resulting from specified causes. Deferred Stock which is subject to a risk of forfeiture may be denominated as "restricted stock units."

(c)

Dividend Equivalents. The Committee may provide that payments in the form of dividend equivalents will be credited in respect of Deferred Stock, which amounts may be paid or distributed when accrued or deemed reinvested in additional Deferred Stock. The dates and terms upon which such accrual or deemed reinvestment will occur shall be within the discretion of the Committee. Restrictions on such dividends or the Deferred Stock or other Awards resulting from deemed reinvestment shall be specified by the Committee.

5.5

Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares and factors that may influence the value of Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Shares or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Shares issued pursuant to an Award in the nature of a purchase right granted under this Section 5.5 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this Section 5.5.

6.	Certain Provisions Applicable to Awards.

6.1

Cancellation and Rescission of Awards. Unless the Award agreement specifies otherwise, the Committee may cancel any unexpired, unpaid, or deferred Awards at any time, and, unless otherwise determined by the Committee, the Company shall have the additional rights set forth in subsection (d) below, if the Participant is not in compliance with all applicable material provisions of the Award agreement and the Plan, including the following conditions:

(a)

A Participant shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the Chief Executive Officer of the Company or other senior executive officer designated by the Committee, is or becomes competitive with the Company. For Participants whose employment has terminated, the judgment of the Chief Executive Officer or other senior officer designated by the Committee shall be based on the Participant's post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company's stockholders, customers, suppliers and competitors of the Participant assuming the post-employment responsibilities and such other considerations as are deemed relevant given the applicable facts and circumstances. A Participant who has terminated employment shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a greater than five percent equity interest in the organization or business.

(b)

A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company or use in other than the Company's business any confidential information or material relating to the business of the Company which is acquired by the Participant either during or after employment with the Company.

(c)

A Participant shall disclose promptly and assign to the Company all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research, or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in foreign countries.

(d)

Upon delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of this Section 6.1. Failure to comply with the provisions of this Section 6.1 prior to, or during the six months after any Award may, in the sole discretion of the Committee, cause such Award to be rescinded. The Company shall notify the Participant in writing of any such rescission promptly after it becomes aware of such failure to comply but in no case more than two years after such Award. Within ten days after receiving such a notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded Award.

The Committee may modify the conditions imposed under this Section 6.1 with respect to any Award. If the terms of this Section 6.1 would require that the accounting expense for an Award that otherwise could be measured at the date of grant or other measurement date cannot be so measured until a later time, but such measurement would be permissible if the forfeiture of the Award were in connection with a termination of the Participant's employment, then the cancellation of the Award will occur at the later of the time of the Committee's determination or the Participant's termination of employment.

6.2

Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, any other right of a Participant to receive payment from the Company or any subsidiary. Such additional, tandem, and substituted or exchanged Awards may be granted at any time. Subject to Section 5.5, the Committee may determine that, in granting a new Award, the intrinsic value of any surrendered Award may be applied to reduce the exercise price of any Option, or purchase price of any other Award.

7.	Performance Awards.

7.1

Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except that a Performance Award intended to qualify under Code Section 162(m) shall be contingent upon achievement of preestablished performance goals and other terms as required by Code Section 162(m) and regulations thereunder.

7.2

Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the achievement of performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing, except that the Committee may determine that this requirement shall not apply in the case of Performance Awards not intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance goals and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied. The Committee may not delegate any responsibility relating to such Performance Awards, and the Board shall not perform such functions at any time that the Committee is composed solely of Qualified Members.

7.3

Awards Under Code Section 162(m). If any provision of the Plan as in effect on the date of adoption of any agreements relating to Performance Awards that are designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

8.	General Provisions.

8.1

Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of the Securities Act, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

8.2

Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant (unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award) except by will or the laws of descent and distribution (or to a designated Beneficiary in the event of the Participant's death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights may be transferred during the lifetime of the Participant, for purposes of the Participant's estate planning or other purposes consistent with the purposes of the Plan (as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Committee. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

8.3

No Right to Continued Employment; Leaves of Absence. Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee, consultant, director, or other person the right to be retained in the employ or service of the Company or any of its subsidiaries, nor shall it interfere in any way with the right of the Company or any of its subsidiaries to terminate any person's employment or service at any time. Unless otherwise specified in the applicable Award agreement, an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan.

8.4

Taxes. The Company and any subsidiary is authorized to withhold from any Award granted or to be settled, any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations.

8.5

Changes to the Plan and Awards. The Board may amend, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any amendment shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the American Stock Exchange, and the Board may otherwise, in its discretion, determine to submit other such amendments to stockholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted. The Committee may amend, suspend, discontinue, or terminate any Award theretofore granted and any Award agreement relating thereto; provided, however, that no such amendment may provide for Award terms that the Plan would not then permit for a newly granted Award; and provided further, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award.

8.6

No Rights to Awards; No Stockholder Rights. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.

8.7

Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission or the submission of any amendment to stockholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

8.8

Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award (although fractional share units may be credited in connection with any Award if so authorized by the Committee). The Committee shall determine whether and in what manner cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

8.9

Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

8.10

Governing Law. The validity, construction, and effect of the Plan, any rules and regulations under the Plan, and any Award agreement will be determined in accordance with the Delaware General Corporation Law, without giving effect to principles of conflicts of laws, and applicable federal law.

8.11

Effective Date, Stockholder Approval, and Plan Termination. The Plan shall become effective if and at the time that it is approved by stockholders at the Company's 2005 Annual Meeting of Stockholders. Unless earlier terminated by action of the Board, the Plan shall terminate on the day before the tenth anniversary of the effectiveness of the Plan. Upon any such termination of the Plan, no new authorizations of grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Committee otherwise shall retain its full powers under the Plan with respect to such Awards.

9.	Definitions.

In addition to such terms and the terms defined in Section 1, the following terms shall be defined as set forth below:

9.1	"Award" means an award of Bonus Stock, Restricted Stock, Deferred Stock, and Other Stock-Based Award, together with any other right or interest granted to a Participant under the Plan.

9.2

"Beneficiary" means the person(s) or trust(s) which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant's death. If, upon a Participant's death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive such benefits.

9.3	"Board" means the Board of Directors of the Company.

9.4	"Bonus Stock" is defined in Section 5.2 hereof.

9.5	"Code" means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

9.6

"Committee" means the Compensation Committee of the Board, and the term "Committee" shall refer to the full Board in any case in which it is performing any function of the Committee under the Plan. A member of the Committee is not required by the terms of the Plan to be a Qualified Member at the time of appointment or during his or her term of service on the Committee.

9.7	"Company" means Arrhythmia Research Technology, Inc., a Delaware corporation.

9.8

"Covered Employee" means a person designated by the Committee, at the time of grant of an Award, as likely to be a Covered Employee within the meaning of Code Section 162(m) and regulations thereunder with respect to a specified fiscal year.

9.9	"Deferred Stock" is defined in Section 5.4 hereof.

9.10	"Effective Date" means the date on which the Plan takes effect, as set forth in Section 8.11 of the Plan.

9.11	"Exchange Act" means the Securities Exchange Act of 1934, as amended.

9.12

"Fair Market Value," means, with respect to Shares, Awards, or other property, the fair market value of such Shares, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date means the closing sales price of a Share in composite trading of American Stock Exchange-listed securities for that date or, if no sale occurred on that date, on the latest preceding day on which a sale occurred, as reported by a reliable reporting service.

9.13	"Option" means any option to purchase Shares pursuant to any employee benefit plan heretofore or hereafter adopted by the Company and approved by the stockholders.

9.14

"Participant" means an individual who has been granted an Award under the Plan, for so long as the Company has any obligation under the Plan with respect to such Award or such Award remains subject to any restriction under the Plan.

9.15

"Qualified Member" means a member of the Committee who is a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 and an "outside director" within the meaning of Regulation 1.162-27 under Code Section 162(m).

9.16	"Restricted Stock" is defined in Section 5.3 hereof.

9.17	"Securities Act" means the Securities Act of 1933, as amended.

9.18	"Shares" means shares of common stock, par value $.01 per share, of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 5.3.

9.19	"Treasury Shares" is defined in Section 4.1(b) hereof.